SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 29, 2008

GREEN PLAINS RENEWABLE ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

105 N. 31st Avenue, Suite 103, Omaha, Nebraska	68131
(Address of principal executive offices)	(Zip code)

(402) 884-8700

 (Registrant’s telephone number, including area code)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 29, 2008, Superior Ethanol, L.L.C., a wholly-owned subsidiary of Green Plains Renewable Energy, Inc., executed an Amendment to the Master Loan Agreement and two Amendments to the Construction and Term Loan Supplement with Farm Credit Services of America, FLCA  (individually and collectively, the “Loan Amendments”). The Loan Amendments modify the Master Loan Agreement, originally dated March 15, 2007, as subsequently supplemented and amended, which provided construction and working capital for dry-mill ethanol production facilities in Superior, Iowa.

The Loan Amendments set forth the following changes:

•

Superior Ethanol, L.L.C. must provide evidence of $9.7 million in additional equity prior to further loan advances, for an aggregate total equity investment of not less than $57.7 million.

•

After fiscal year 2009, capital expenditures in excess of $600,000 will require the approval of Farm Credit Services of America, FLCA.  Prior to the Loan Amendments, this covenant was effective beginning in fiscal year 2008.

•

The working capital requirement is set at $4.5 million beginning February 29, 2008. The working capital requirement increases to $5.0 million effective November 30, 2008.

•

Superior Ethanol, L.L.C. must maintain a net worth of not less than $54.8 million beginning February 29, 2008.  The net worth must increase to at least $58.3 million effective November 30, 2008.

The Loan Amendments were effective as of February 1, 2008. The Loan Amendments reflect changes in circumstances as a result of the anticipated completion of the Superior, Iowa ethanol production facility in the spring of 2008.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to Item 1.01, which disclosure is herein incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description
10.1	Amendment to the Master Loan Agreement, dated February 1, 2008.
10.2	Amendment to the Construction and Term Loan Supplement, dated February 1, 2008.
10.3	Amendment to the Construction and Term Loan Supplement, dated February 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2008	GREEN PLAINS RENEWABLE ENERGY, INC. By: /s/ Wayne B. Hoovestol Wayne B. Hoovestol Chief Executive Officer (Principal Executive Officer)

3